Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 100,000 shares of common stock for the Richardson Electronics, Ltd. Employees’ 1999 Stock Purchase Plan of our report dated July 2, 2003, except as to Note B as to which the date is January 22, 2004, with respect to the consolidated financial statements of Richardson Electronics, Ltd. for the year ended May 31, 2003 included in Richardson Electronics, Ltd.‘s Current Report on Form 8-K filed on May 27, 2004.

/s/ Ernst & Young LLP

Chicago, Illinois
May 27, 2004